Exhibit 99.1

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Consolidated Balance Sheets

(Unaudited)

	December 31,
(in thousands, except per share amounts)	2013	2012
Assets
Current assets
Cash and cash equivalents	$26,362	$46,540
Investments	86,166	54,040
Accounts receivable	2,746	2,822
Inventory, net	10,050	9,592
Prepaid expenses and other current assets	1,135	2,006

Total current assets	126,459	115,000
Property and equipment, net	9,236	14,329
Other long-term assets	490	354

Total assets	$136,185	$129,683

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,717	$2,988
Accrued expenses and other current liabilities	9,797	8,204
Deferred service revenue, current	4,046	3,378
Deferred development revenue, current	6,785	—
Facility financing obligation, current	210	173

Total current liabilities	22,555	14,743
Deferred service revenue, non-current	518	800
Deferred development revenue, non-current	26,519	—
Deferred rent and other long-term liabilities	1,114	2,145
Notes payable, non-current	13,347	—
Financing derivative	549	—
Facility financing obligation, non-current	2,403	2,613

Total liabilities	67,005	20,301

Stockholders’ equity
Convertible Preferred Stock, $0.001 par value:

Authorized 50,000 shares; No shares issued or outstanding at December 31, 2013 and 2012	—	—

Common Stock and additional paid-in-capital, $0.001 par value:
Authorized 1,000,000 shares; Issued and outstanding 66,275 and 56,170 shares at December 31, 2013 and 2012, respectively	684,479	645,372
Accumulated other comprehensive income	14	30
Accumulated deficit	(615,313)	(536,020)

Total stockholders’ equity	69,180	109,382

Total liabilities and stockholders’ equity	$136,185	$129,683